                       COMPUTATION OF PER SHARE EARNINGS
         (THOUSANDS OF DOLLARS  EXCEPT PER SHARE  AMOUNTS)          Exhibit (11)

                                       Quarter Ended            September 30            Nine Months Ended            September 30
                                           1996                     1995                    1996                         1995
Primary:
  Average Shares Outstanding              27,465,428              27,445,167                   27,454,484              27,445,167
  Dilutive shares resulting from stock
   options based on the treasury
     stock method using the
     average market price                    132,105                  78,952                      280,905                  28,375
  Dilutive shares resulting from
   redeemable preferred stock                      -                       -                            -                       -
                                       --------------           -------------           ------------------           -------------

                                          27,597,533              27,524,119                   27,735,389              27,473,542
                                       ==============           =============           ==================           =============

  Net Income Available to Common
    Shareholders                       $       3,079            $      6,550            $           9,146            $     21,662
                                       ==============           =============           ==================           =============

Per Share Amount:
  Net Income per Average Common Share  $        0.11            $       0.24            $            0.33            $       0.79
                                       ==============           =============           ==================           =============

Fully Diluted:
  Average Shares Outstanding              27,465,428              27,445,167                   27,454,484              27,445,167
  Dilutive Shares resulting from stock
   options based on the treasury
     stock method using the greater
     of the year-end market price
     or average market prices                132,258                  78,952                      280,905                  46,280
  Dilutive shares resulting from
   redeemable preferred
     stock-treated as if converted to
     common stock on the date of
     issuance                              1,457,143                 145,714                    1,457,143                  48,038
                                       --------------           -------------           ------------------           -------------
                                          29,054,829              27,669,833                   29,192,532              27,539,485
                                       ==============           =============           ==================           =============

  Net Income Available to Common
     Shareholders                      $       3,079            $      6,550            $           9,146            $     21,662
                                       ==============           =============           ==================           =============

  Per Share Amount:
    Net Income per Average
    Common Share                       $         0.11           $        0.24           $             0.31           $        0.79
                                       ==============           =============           ==================           =============

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